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EXHIBIT 10.54



                        PURCHASE AGREEMENT BY AND AMONG
                          WESTERN WIRELESS CORPORATION
                                      AND
                           TRIAD CELLULAR CORPORATION
                             DATED:  APRIL 24, 1997





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                               PURCHASE AGREEMENT

                                      PCS

         AGREEMENT, dated April 24, 1997 (the "Agreement"), by and between WESTERN WIRELESS CORPORATION, a Washington corporation ("Buyer") and TRIAD CELLULAR CORPORATION, a Delaware corporation ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Seller was the successful bidder in the recently conducted FCC auctions for the "D" and "E" Block FCC licenses for the PCS systems in the geographic areas listed on Exhibit 5.01(f) annexed hereto; and

         WHEREAS, subject to the terms and conditions hereinafter provided, Buyer desires to purchase from Seller, and Seller desires to sell and transfer to Buyer, Seller's right, title and interest in and to the Authorizations (as hereinafter defined).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and promises hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1

                               PURCHASE OF ASSETS

         1.01 Purchase of Assets. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements herein contained, on the Closing Date (as defined in Article 2 hereof), Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of Seller's right, title and interest in and to the Authorizations and all deposits with the Federal Communications Commission ("FCC") relating thereto (collectively the "Purchased Assets"). Seller agrees that the Purchased Assets shall include all rights that Seller may have, whether now existing or hereafter arising, to a refund or return of any amounts heretofore or hereafter deposited by Seller with the FCC in connection with Seller's purchase of the Authorizations.

         1.02 Buyer's Designee. Buyer shall have the right to assign to any Person (as hereinafter defined), whether or not an Affiliate of Buyer, any and all rights and obligations of Buyer under this Agreement; provided, however, that no such assignment shall delay the Closing beyond October 31, 1997 or relieve Buyer of its obligations hereunder, and Buyer and its assignee shall be jointly and severally liable for Buyer's obligations hereunder, except that with respect to properties purchased by a non-Affiliate of Buyer upon payment to Seller of the Purchase Price therefor, Buyer shall be relieved of any and
all further obligations with respect to such assigned properties.   "Affiliate"
shall mean, with respect to any party hereto, any corporation or other business entity which directly or indirectly through stock ownership or through any other arrangement either controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such person by reason of ownership of voting stock or other equity interests, by contract or otherwise.

                                   ARTICLE 2

                            CLOSING AND CLOSING DATE

         The consummation of the transactions provided for herein (the "Closing") shall take place at the offices of Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, 29th Floor, New York, New York or at such other mutually agreeable location, at 11:00 A.M. local time, on the latest to occur of (a) the last Business Day (as hereinafter defined) of the month in which all FCC and state regulatory approvals (if any) necessary in order to consummate lawfully the transactions contemplated hereby have been received and shall have become Final Orders (as hereinafter defined), (b) the last Business Day of the month in which all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated without objection by the Federal Trade Commission (the events described in clauses (a) and (b) above being hereinafter referred to as the "Regulatory Approvals" and the later of the dates described in clauses (a) and (b) above being referred to as the "Regulatory Approval Date"), and (c) October 31, 1997, or at such other time or date to which the parties hereto mutually agree. The day on which the Closing occurs is herein referred to as the "Closing Date." As used herein the term "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday in New York, New York or in Seattle, Washington or any other day on which commercial banks are authorized by law or governmental decree to close.

                                   ARTICLE 3

                         PURCHASE PRICE AND LIABILITIES

         3.01 Calculation of Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets at the Closing, Buyer shall pay or deliver to Seller the following on account of each Authorization (the "Purchase Price"):

                 (a) If the Authorization has not been issued by the FCC to Seller, the amount deposited by Seller with the FCC in connection with Seller's successful bid for such Authorization, in immediately available funds; or

                 (b) If the Authorization has been issued by the FCC to Seller, the total amount paid by Seller to the FCC in connection with Seller's successful bid for such Authorization, in immediately available funds.

         3.02 Delivery of Instruments of Transfer. At the Closing, Seller shall deliver to Buyer such deeds, bills of sale, assignments and other good and sufficient instruments of conveyance, transfer and assignment as shall be necessary to vest in Buyer title in and to the Purchased Assets of the quality described in Section 5.01(g) hereof.

         3.03  Payment of Purchase Price.

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         (a)     (i)      At the Closing Buyer shall pay to Seller the Purchase
Price set forth in Section 3.01 hereof in immediately available funds.

                 (ii) Seller shall provide to Buyer on the Closing Date evidence reasonably satisfactory to Buyer of Seller's payment of any liabilities relating to, and of the release or termination of all Liens on, any of the Purchased Assets of Seller.

         (b) Seller shall pay at the Closing or, if due thereafter, promptly when due, all gross receipts taxes, transfer taxes, sales taxes, stamp taxes and any other taxes (collectively, "Transfer Taxes") payable in connection with the transfer of the Purchased Assets from Seller to Buyer hereunder. Seller shall prepare and file any tax return with respect to such Transfer Taxes; provided, however, that Buyer shall have the right of reasonable review and comment prior to such filing (such right to be exercised by Buyer within five (5) Business Days after delivery of such returns to Buyer, and if such right is not so exercised within such five (5) day period, Buyer shall be deemed to have waived such right).

         3.04 Assumed Liabilities. Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements herein contained, at the Closing Buyer agrees to assume and perform, according to their respective terms, as the same shall exist at the Closing Date, any and all obligations as the successful bidder with respect to the Authorizations to pay the FCC the successful bid amounts, less the amount of any deposits or other amounts theretofore paid by or on behalf of Seller.

         3.05 Excluded Liabilities. Notwithstanding anything to the contrary herein contained, Buyer shall not assume any liabilities of Seller other than as expressly set forth in Section 3.04 hereof. Any liabilities or obligations of Seller not specifically assumed by Buyer hereunder shall continue to be the liabilities and obligations of Seller and Seller shall indemnify and hold harmless Buyer from and against all such liabilities and obligations. The liabilities and obligations of Seller not assumed by Buyer hereunder include the following:

                 (a) Liabilities or obligations of Seller arising out of the indemnification agreements contained in Article 7 hereof;

                 (b) Any claim, liability or obligation, known or unknown, whether absolute, contingent or otherwise, the existence of which is a breach of any representation, warranty or covenant of Seller set forth in this Agreement;

                 (c) Liabilities or obligations of Seller arising prior to, on or after the Closing;

                 (d) Liabilities or obligations of Seller arising out of this Agreement or the transactions contemplated hereby or incurred in respect of any transaction occurring after the Closing;

                 (e) Liabilities for all Taxes whatsoever, whether income, gross receipts, property, sales, use, franchise or any other taxes whatsoever, including taxes, if any, attributable to





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the sale of the Purchased Assets hereunder, any liquidation and dissolution of
Seller or the distribution of its assets to its equity holders;

                 (f) Liabilities for breach of representations or warranties to any person and liabilities arising out of product liability, negligence or willful misconduct claims; and

                 (g) Liabilities, claims, obligations, judgments, orders, duties or responsibilities of any kind or nature whatsoever, whether arising before, on or after the Closing Date, relating to amounts payable to current or former employees or independent contractors or agents of Seller as salary, bonus or other compensation or benefits and with respect to any employee plans which are now or ever have been maintained, contributed to or required to be contributed to for the benefit of any employee.

                 Seller covenants and agrees to pay all liabilities and to fulfill all obligations of Seller not assumed by Buyer hereunder as and when the same become due, except those being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

                                   ARTICLE 4

                            COVENANTS AND AGREEMENTS

         4.01 Covenants of Seller. Seller covenants and agrees from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

                 (a) Consummate Transactions. Seller shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use its best efforts to obtain all necessary approvals, consents, permits, licenses and other authorizations required in connection with this Agreement and the transactions contemplated hereby of third parties including all governmental authorities and agencies such as the FCC, and any state public utilities or public service commission, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required of Seller, in order to consummate the transactions contemplated hereby, including the transfer and delivery from Seller to Buyer of the Purchased Assets.

                 (b) No Binding with Respect to Purchased Assets. Seller shall not take or consent to any action or enter into any agreements which will bind Seller with respect to the Purchased Assets or which, upon consummation of the transactions contemplated hereby, will bind the Buyer.

                 (c) Full Access. Seller shall give to Buyer and its agents and representatives (including its independent auditors and attorneys) reasonable access (such access not to interfere unreasonably with Seller's business) during normal business hours and upon reasonable notice as described below to all of Seller's personnel, premises, properties, assets, financial statements and records, books, Contracts, documents and commitments of or relating to the Purchased Assets, and shall furnish Buyer and its agents and representatives with all such information concerning the





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affairs of Seller as Buyer may reasonably request.  Buyer shall contact either
Barry B. Lewis, Craig W. Viehweg or any other person(s) designated by Seller, on behalf of Seller, to arrange for Buyer's personnel, agents and representatives visiting any of Seller's premises or personnel, agents or representatives, such visits to be arranged for by Seller not later than three
(3) Business Days of Buyer's request therefor.

                 (d) Ordinary Course. Seller hereby agrees to take all actions necessary or required to maintain and preserve all of its rights in and to the "D" and "E" Block FCC Licenses with respect to which Seller was the successful bidder in the FCC auctions and which are included in the Purchased Assets, including making all filings required to be made with the FCC (or any other person) in a timely manner, paying all amounts required to be paid to the FCC in a timely manner and taking all such other actions as shall be necessary or required to obtain the Authorizations. Seller shall not, (i) without the prior written consent of Buyer, such consent not to be unreasonably withheld, take any actions which would be binding upon or materially adversely affect the Purchased Assets (ii) incur any material liability, absolute or contingent, relating to the Purchased Assets; (iii) sell, transfer, convey, mortgage, pledge, hypothecate or subject to any lien, claim, security interest, charge, encumbrance, restriction, title retention agreement or any liability or claim of any nature (all of the foregoing, collectively "Liens") any of the Purchased Assets; or (iv) enter into or extend or renew any Contract (as hereinafter defined) relating to the Purchased Assets with any Person. As used herein the term "Person" means any general or limited partnership, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and heirs, executors, administrators, legal representatives, successors and assigns of such person.

                 (e) Preserve Goodwill. Seller shall use its diligent efforts to preserve the Purchased Assets.

                 (f) Compliance with Law. Seller shall comply in all material respects with all applicable laws, rules, ordinances, regulations, codes, orders, decrees, licenses and permits of all applicable jurisdictions and governmental authorities or agencies relating to it, to its properties (including the Purchased Assets) or to the conduct of its business.

                 (g) Approvals, Consents. Seller shall obtain and maintain in full force and effect all approvals, consents, permits, licenses and other authorizations, from all appropriate Federal, state and local governmental agencies or authorities necessary or required for the operation of Seller's business as it is intended to be conducted, as and when such approvals, consents, permits, licenses or other authorizations are necessary or required except, in the case of non-material approvals, consents, permits, licenses or other authorizations of state and local governmental agencies and authorities, where such failure would not have a material adverse effect on Seller, its financial condition, prospects, the Purchased Assets or the consummation of the transactions contemplated hereby. The parties shall consult with one another as to the general approach to be taken with any governmental authority or agency with respect to obtaining any necessary consent of such governmental agency or authority to the transactions contemplated hereby, and each of the parties shall keep each other party reasonably informed as to the status of any such communications with any governmental authority or agency. Seller shall not, with respect





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to the Purchased Assets, make any material commitments (other than those typical in the wireless telephone industry) relating to any approval, consent, permit or license to any governmental authority or agency without the prior written consent of Buyer.

                 (h) No Transfer. Seller shall not (i) sell, transfer, assign or dispose of, or offer to, or enter into an agreement to, sell, transfer, assign or dispose of any of the Purchased Assets or (ii) create, incur or suffer to exist any Lien of any nature whatsoever or enter into any restriction on transfer or grant any right of first refusal relating to the Purchased Assets.

                 (i) No Amendments or Issuance of Additional Shares. Seller shall not amend its charter, by-laws or other constituent documents of Seller, which amendment would have a material adverse effect on the Purchased Assets or the transactions contemplated by this Agreement or which would require any additional consents or approvals of the transactions contemplated by this Agreement. Seller shall not issue or sell any shares of its capital stock, or other securities, or issue options, warrants or rights of any kind to acquire, or any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, plan, understanding or arrangement with respect to the issuance of, any stock-based or stock-related awards or other equity-based awards, shares of its capital stock or other equity or other securities, or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock or other equity, or adjust, split, combine or reclassify any of its securities, or make any other changes in its capital structure, if any such issuance, sale, contract, plan, understanding, arrangement, adjustment, split, combination, reclassification or changes would require any additional approvals of the transactions contemplated by this Agreement or would otherwise adversely affect the transactions contemplated by this Agreement.

                 (j) Books and Records. Seller shall maintain its books, accounts and records in the usual manner, on a basis consistent with prior years and in accordance with generally accepted accounting principles.

                 (k) Notice of Claims. Seller shall give written notice to Buyer promptly upon the commencement of any action, investigation, arbitration or proceeding (including any proceeding before any governmental agency), or promptly upon obtaining knowledge of any facts giving rise to a threat of any such action, investigation, arbitration or proceeding which would, if adversely determined, materially and adversely affect (i) Seller's ability to consummate the transactions contemplated hereby or (ii) the Purchased Assets.

                 (l) Certain Actions. Seller shall not take any action or refrain from taking any action which would materially interfere with or preclude the consummation of the transactions contemplated by this Agreement, result in any of the representations and warranties of Seller contained herein being incorrect or incomplete in any material respect, or result in any of the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement as set forth in Section 6.01 hereof being unsatisfied in accordance with the terms hereof.

                 (m) Notice of Breaches. Seller shall promptly after obtaining knowledge of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach of any warranties, representations, covenants or agreements of Seller contained





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in this Agreement, give notice in writing of such event or occurrence or impending or threatened event or occurrence, to Buyer and use its diligent efforts to prevent or promptly to remedy such breach.

                 (n) Material Contracts. Seller shall not default in any material respect under, or breach any term or provision of, or suffer or permit to exist any condition or event which, after notice or lapse of time, or both, would constitute a material default by Seller under, any contract, agreement or other document which is binding upon or could effect the Purchased Assets or the transactions contemplated thereby.

                 (o) Capital Expenditures. Following the date hereof and prior to the Closing Date, Seller shall not make or commit or agree to make, any capital expenditures relating to the Purchased Assets (other than the making of any required payment to the FCC with respect to the Authorizations) and such other capital expenditures to which Buyer shall consent in writing and agree in writing to reimburse to Seller in full in cash on the Closing Date.

                 (p) Notification of Change. Seller shall advise Buyer promptly in writing of (i) any event, condition or state of facts, including any action, suit or proceeding, which has had or would have a material adverse effect on the business or financial condition of Seller, on the Purchased Assets or on the transactions contemplated by this Agreement or (ii) the commencement of any action, suit or proceeding which seeks to enjoin the consummation of the transactions contemplated hereby.

                 (r) Retention of Records. On the Closing Date, Seller shall deliver to Buyer all books, Contracts and records of Seller relating to the Purchased Assets; provided, however, Seller shall be entitled to retain a copy of all books, accounting and other records following the Closing for purposes of winding up its affairs and other proper purposes incidental to the transactions contemplated hereby. Buyer agrees that after the Closing Date all books, Contracts and records relating to the Purchased Assets prior to the Closing Date, shall for a period of five (5) years following the Closing Date or, if later, up to the termination of the statute of limitations for any matter with respect to which Seller is indemnifying Buyer and its Affiliates hereunder, be available at the written request of and at the expense of Seller during regular business hours to Seller and its authorized representatives, accountants and attorneys for any reasonable business purpose. All information so made available to Seller or retained by Seller after the Closing Date shall be held in confidence by Seller in accordance with Section 8.11 hereof. In addition, for a period of five (5) years after the Closing Date, at the written request and expense of Buyer, Seller shall make available to Buyer copies of any documents not theretofore delivered to Buyer relating to any potential or actual tax liabilities of Seller for any periods ending on or prior to the Closing Date.

                 (s) No Termination or Settlement. Without the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller shall not terminate any agent or settle any dispute with any agent if such termination or settlement would cause Buyer to have any continuing obligation after the Closing with respect thereto.

         4.02 Covenants of Buyer. Buyer covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing
Date:





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                 (a)      Consummate Transaction.  Buyer shall use its best
efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, (i) to obtain all necessary consents and authorizations of third parties, including the approval of this Agreement and the transactions contemplated hereby by all governmental authorities and agencies, including the FCC and any state public utilities or public service commission, (ii) to make all filings with and to give all notices to third parties which may be necessary or reasonably required of Buyer in order to consummate the transactions contemplated hereby and (iii) if necessary in order to obtain any required FCC consent, assign its rights hereunder with respect to one or more of the Authorizations to one or more third parties (subject to the provisions of Section 1.02 hereof).

                 (b) Buyer Not to Control. Notwithstanding any provision of this Agreement that may be construed to the contrary, pending the Closing, Seller shall maintain actual (de facto) and legal (de jure) control over its business, including the Authorizations and the commencement of any operations thereunder. Specifically, the responsibility for the operation of Seller's business shall, pending the Closing, reside with its board of directors, including responsibility for the following matters: (i) access to and the use of the facilities of and equipment owned by Seller; (ii) control of the daily operation of Seller; (iii) creation and implementation of policy decisions;
(iv) employment and supervision of employees; (v) payment of financing obligations and expenses incurred in the operation of Seller; (vi) receipt and distribution of monies and profits derived from the operation of Seller; and
(vii) execution and approval of all Contracts and applications prepared and filed before regulatory agencies.

                 (c) Buyer covenants at Seller's request to enter into roaming agreements with Seller or persons which on the date hereof are Affiliates of Seller pursuant to which Seller's or such other person's PCS customers are permitted to roam during the five year period following the Closing Date on Buyer's wireless communications systems on terms substantially equivalent in all material respects to those provided for in the roaming agreements existing at the date hereof between Buyer and AT&T Wireless Services.

         4.03 Governmental Filings. Seller and Buyer covenant and agree from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

                 (a) It is understood that the Closing of this transaction is subject to prior approval of the FCC and may be subject to the prior approval of one or more state regulatory commissions. The parties shall use their best efforts to file with the FCC and any relevant state agency or agencies, as soon as practicable following the date hereof and in no event later than ten (10) Business Days from the date hereof, a joint application requesting the approval of the assignment or transfer of the Authorizations and Purchased Assets to Buyer, or its designee. Each of the parties hereto shall diligently take or cooperate in the taking of all steps which are necessary or appropriate to expedite the prosecution and favorable consideration of such applications. The parties covenant and agree to undertake all actions reasonably requested by the FCC or other regulatory authority and to file such material as shall be necessary or required to obtain any necessary waivers or other authority from the FCC or such state agency or agencies in connection with the foregoing applications.





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                 (b)      Within fifteen (15) Business Days of the date of
execution hereof, Buyer and Seller shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the Department of Justice any and all reports or notifications which are required to be filed under the HSR Act or other Federal law or administrative regulations.

         4.04 Cooperation. Seller and Buyer agree to cooperate with and to take all actions reasonably requested by the other so as to minimize, to the extent possible, any disruption to any of Seller's operations upon the Closing and, in connection therewith, Seller shall provide, subject to the last sentence of Section 4.01(c) hereof, Buyer with reasonable access to its employees and facilities prior to the Closing Date, and shall cause Seller's employees, agents, advisors, subcontractors and representatives to work with Buyer and its employees, agents, advisors, subcontractors and representatives for purposes of planning for and implementing the transfer of control of the Purchased Assets to Buyer on the Closing Date.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

         5.01 Seller's Representations and Warranties. Seller represents and warrants to Buyer, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions herein contemplated, as follows:

                 (a) Due Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in all states where the conduct of its business or the ownership of its properties makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on Seller, its financial condition or business, or the transactions contemplated hereby. The certificate of incorporation and by-laws of Seller to be delivered to Buyer pursuant to this Agreement will be true, correct and complete as of the date of delivery thereof.

                 (b) Power and Authority; No Violation. Seller has full power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller and this Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally. Neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both (i) conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien, pursuant to (A) any provision of the certificate of incorporation, by-laws, shareholders agreement or other constituent documents of Seller; (B) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or its





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properties may be bound or affected; or (C) any law, order, judgment, ordinance, rule, regulation or decree to which Seller is a party or by which its properties are bound or affected; or (ii) give rise to any right of first refusal or similar right with respect to any interest, or any properties or assets, of Seller. Except as described on Exhibit 5.01(b) annexed hereto, no permit, consent, filing or approval of any third party is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to (A) render this Agreement and the transactions contemplated hereby valid and effective and (B) enable Seller to sell the Purchased Assets to Buyer and to consummate the transactions contemplated hereby. Seller has not granted any powers of attorney granting to any Person the right to bind Seller other than those to be released on or prior to the Closing Date or those which do not relate to the Purchased Assets or the transactions contemplated hereby.

                 (c) Legal Matters. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, writ, injunction, decree or judgment (collectively, the "Legal Matters"), in progress or pending, or to the knowledge of Seller, threatened, against or relating to Seller or its business or assets including the Purchased Assets, nor does Seller know or have reason to be aware of any basis for the same, which would individually or in the aggregate have a material adverse effect on (i) Seller or Seller's ownership of the Purchased Assets or Seller's ability to sell the Purchased Assets as herein contemplated, (ii) the business or financial condition of Seller, or (iii) the transactions contemplated by this Agreement.

                 (d) Accounts Receivable. Seller has no accounts receivable relating to the Purchased Assets.

                 (e) Compliance with Laws. Seller is in compliance with all applicable laws, regulations and administrative orders of the United States and the states in which Seller transacts business (including all applicable rules and regulations of the FCC, any state public utilities or public service commission, or any other Federal or state governmental agency or instrumentality exercising jurisdiction over Seller or its properties or business), and of each municipality, county or subdivision of any thereof, to which any of its business or any of its properties may be subject, the non-compliance with which would have a material adverse effect upon (i) Seller's ownership of the Purchased Assets or ability to sell the Purchased Assets as herein contemplated, or (ii) Seller, its financial condition or business, or the transactions contemplated hereby.

                 (f)      Authorizations.

                          (i)     Seller (A) was the successful bidder for the
"D" and "E" Block FCC licenses for the PCS systems in the geographic areas listed on Exhibit 5.01(f) annexed hereto and has filed applications for all requisite franchises, licenses, authorizations, consents, permits and approvals of the FCC related to the PCS Systems covered by such "D" and "E" Block FCC licenses and (B) has filed applications for all other material franchises, licenses, authorizations, consents, permits and approvals of governmental agencies exercising jurisdiction over Seller or its business or assets (all such franchises, licenses, authorizations, consents, permits and approvals, as amended to the date hereof, including all rights of Seller as the successful bidder for the "D" and "E" block





Execution                            - 10 -

FCC licenses for the PCS systems in the geographic areas listed on Exhibit 5.01(f) annexed hereto, are collectively referred to as the "Authorizations"), required to carry on the business of Seller as now conducted with respect to the PCS systems in the geographic areas listed on Exhibit 501.(f) annexed hereto.

                          (ii)    Except as set forth on Exhibit 5.01(f)
annexed hereto, there is not pending as of the date hereof any application, petition, objection or other pleading with the FCC or any public service commission or similar body having jurisdiction or authority over the communications operations of Seller which questions the validity of or contests any Authorization or associated application, or which presents a substantial risk that, if accepted or granted, would result in the revocation, cancellation, suspension or any materially adverse modification of any Authorization, or would result in the failure of the FCC to grant any of the Authorizations to Seller.

                          (iii)   Except as set forth on Exhibit 5.01(f)
annexed hereto, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with, any governmental or regulatory authority or agency is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or with the consummation of the transactions contemplated hereby in order to (A) render this Agreement and the transactions contemplated hereby valid and effective and
(B) enable Seller to sell the Purchased Assets to Buyer as herein contemplated.

                          (iv)    At the Closing no action shall have been
taken or will be taken to set aside the rights granted by the FCC with respect to the "D" and "E" Block licenses with respect to the PCS systems in the geographic areas listed on Exhibit 5.01(f) annexed hereto.

                 (g) Title of Seller to Purchased Assets. Seller has all right, title and interest in and to the Purchased Assets, free and clear of all Liens; provided, however, that the FCC has not yet awarded the Authorizations and Seller has not yet made final payment for the Authorizations, but has made a deposit therefor.

                 (h) Tax Matters. Seller has timely filed all Federal, state and local Tax (as hereinafter defined) returns and all information returns and reports required to be filed by or with respect to it under the laws of the United States or any state or other jurisdiction on or prior to the date hereof and will timely file all such returns and reports required to be filed from the date hereof through the Closing Date. True and complete copies of such reports and returns filed on or before the date hereof have been or will be furnished or made available to Buyer within thirty (30) days after the date hereof and true and complete copies of all such returns and reports filed after the date hereof and on or before the Closing Date will be furnished to Buyer within five (5) days after they are filed. All such reports and returns were or will be accurately prepared in accordance with all applicable statutes,
rules and regulations and are or will be correct as filed.   Seller has paid
all Taxes (including Taxes for which Seller is a collection agent, e.g., withholding, excise, sales, use, Social Security and similar Taxes) which have become due and payable (and will pay prior to the Closing Date all Taxes which shall have become due and payable on or prior to the Closing Date) with respect to Seller for all taxable periods ending on or prior to the Closing Date or will have set aside and reflected on the Closing Date Balance Sheets adequate reserves therefor. Seller has never





Execution                           - 11 -
been included in a consolidated Federal income tax return or combined or unitary state tax return. Seller is not a party to nor has Seller been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority and no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection, for which Seller may be liable, has been asserted or threatened against it. Seller has not received any notice of deficiency, assessment or collection or proposed deficiency, assessment or collection from the Internal Revenue Service or any other governmental authority which has not been satisfied, nor, except as set forth on Exhibit 5.01(h)annexed hereto, does Seller have any reason to believe that any such notice will be received in the future. The Internal Revenue Service has never audited any Federal income tax return of Seller. The charges, accruals and reserves shown in the Operating Financial Statements of Seller in respect of Taxes for all fiscal periods to date are adequate. There are no material unpaid assessments or proposals for additional Taxes for which Seller does not have adequate reserves, nor does Seller know of any basis therefor for any such period. There are no Tax rulings, requests for rulings or closing agreements relating to Seller which could affect its liability for Taxes for any period after the Closing Date. Except as set forth on Exhibit 5.01(h) annexed hereto (i) no power of attorney has been granted by Seller or any of its Affiliates with respect to any matter relating to Taxes of Seller which is currently in force, (ii) Seller has not filed any agreement with the Internal Revenue Service described in Section 1.1503-2A(c)(3) of the Treasury Regulations, (iii) Seller has not filed a consent or made any agreement with the Internal Revenue Service under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable provision of state revenue statutes, and (iv) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. Seller has not executed or filed with the Internal Revenue Service or any other governmental authority any agreement which is still in effect waiving or extending the period for assessment or collection of any Taxes. Seller, and not Buyer, shall be liable for any Taxes, payable by Buyer or Seller by reason of the ownership of the Purchased Assets on or prior to the Closing Date, the conduct of Seller's business with respect to all periods ending prior to, on or after the Closing Date or payable by Seller by reason of the sale of the Purchased Assets. "Taxes" shall mean all taxes of any kind, including those on, or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

                 (i) Contracts. Seller has not entered into any Contracts (as hereinafter defined) relating to the Purchased Assets. As used herein, "Contracts" means all leases, rental agreements, insurance policies, collective bargaining agreements, union contracts, licenses, agreements, permits, purchase orders, sales orders, agreements with suppliers, reseller agreements, agreements with agents, agreements with customers, commitments and any and all other contracts, consents or binding arrangements or understandings (including capital commitments and arrangements with respect to construction in progress), whether written or oral, express or implied, to which Seller is a party and which in any way relate to the Purchased Assets or which will be binding upon Buyer, its operations or properties (including Purchased Assets) after the Closing Date.





Execution                            - 12 -

                 (j) No Sale. Except for this Agreement, Seller has not entered into any Contract to sell, mortgage or encumber any of the Purchased Assets, nor is there any Lien on any of the Purchased Assets.

                 (k) Investment Company Act. Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 (l) Truth and Correctness. No representation or warranty by Seller herein, nor any written statement or certificate or other instrument furnished to Buyer by Seller pursuant hereto or in connection with the transactions contemplated hereby, including the Exhibits annexed hereto, contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

         5.02 Buyer's Representations and Warranties. Buyer represents and warrants to Seller as follows:

                 (a) Due Incorporation. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

                 (b) Authority. This Agreement and all transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby by Buyer will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default or loss of rights (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Lien, pursuant to (i) any provision of the certificate of incorporation or by-laws of Buyer; (ii) any material note, bond, indenture, mortgage, deed of trust, contract, agreement, lease or other instrument or obligation to which Buyer is a party or by which it or its property is bound or affected; or (iii) any law, order, judgment, ordinance, rule, regulation or decree to which Buyer is a party or by which it or its property is bound or affected. Except as described on Exhibit 5.02(b) annexed hereto, no permit, consent, approval, authorization, qualification or registration of, or declaration to or filing with any governmental or regulatory authority or agency or third party is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to (A) render this Agreement or the transactions contemplated hereby valid and effective and (B) enable Buyer to purchase the Purchased Assets as herein contemplated.

                 (c) Legal Matters. There is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Buyer threatened, against or relating to Buyer's right to perform its obligations under this Agreement, nor does Buyer know





Execution                           - 13 -
or have reason to be aware of any basis for the same. There is outstanding no order, writ, injunction, judgment or decree of any court, governmental agency or arbitration tribunal which would individually or in the aggregate have a material adverse effect on Buyer's obligations hereunder or the transactions contemplated by this Agreement other than orders or decrees involving the wireless telephone industry in general.


                 (d) Truth and Correctness. No representation or warranty by Buyer, or any written statement or certificate or other instrument furnished to Seller by Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

         5.03 No Brokers. Buyer represents and warrants to Seller that no agent, broker, investment banker, Person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Buyer, and Buyer hereby agrees to indemnify Seller and agrees to hold harmless Seller against and in respect of any claims for brokerage and other commissions relating to such transactions based in any way on any arrangements, agreements or understandings made by or on behalf of Buyer. Seller represents and warrants to Buyer that, except for Columbia Capital Corporation, no agent, broker, investment banker, Person or firm is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the transactions contemplated by this Agreement based in any way on any arrangements, agreements or understandings made by or on behalf of Seller and Seller hereby agrees to indemnify Buyer and agrees to hold harmless Buyer against and in respect of any claims for brokerage and other commissions relating to such transactions based in any way on any arrangements, agreements or understandings made by or on behalf of Seller, including those with Columbia Capital Corporation.

                                   ARTICLE 6

                           CONDITIONS TO OBLIGATIONS

         6.01 Conditions to Buyer's Obligation. The obligation of Buyer to perform, fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on the Closing Date is and shall be subject to fulfillment of or compliance with, on or prior to the Closing Date, the following conditions precedent, any of which may be waived by Buyer, in its sole discretion, in whole or in part:

                 (a) Each of the representations and warranties of Seller contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all material respects except for changes contemplated by this Agreement. Seller shall have performed and complied in all material respects, with all agreements, covenants and conditions required by this Agreement to be performed or complied with by each of them prior to or at the Closing. Buyer shall have been furnished with a certificate of Seller signed by its





Execution                            - 14 -

Chairman, President or Vice Chairman dated the Closing Date, certifying to the fulfillment of the foregoing conditions by Seller and to the truth and correctness in all material respects, except for changes contemplated by this Agreement, as of the Closing Date, of the representations and warranties of Seller contained herein.

                 (b) There shall not then be pending by any third party any suit or proceeding to restrain or invalidate, in whole or in part, this Agreement or the transactions herein contemplated.

                 (c) Buyer shall have been furnished with an opinion of Edwards & Angell, counsel for Seller, dated the Closing Date, substantially in the form of Exhibit 6.01(c) annexed hereto.

                 (d) Buyer shall have been furnished with an opinion of Paul, Hastings, Janofsky & Walker LLP, FCC counsel for Seller, dated the Closing Date, substantially in the form of Exhibit 6.01(d) annexed hereto.

                 (e) The waiting periods, if applicable, of the HSR Act shall have expired or been terminated.

                 (f) All consents, approvals and actions of third parties including all approvals from Federal, state and local authorities (including the FCC and all public service commissions and public utility commissions or comparable bodies exercising jurisdiction over Seller) as may be required for the valid assignment and transfer to Buyer, as of the Closing Date, of all right, title and interest in and to the Purchased Assets, shall have been obtained or made pursuant to a Final Order, which consents and approvals shall not contain any conditions or restrictions which, in the case of FCC approvals, are not customary in transactions of this nature, and which in the case of third party consents and approvals, materially adversely affect Seller or its business or financial condition, or the value of the Purchased Assets, or the consummation of the transactions contemplated hereby. "Final Order" means an action or decision as to which: (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed; (ii) no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application has passed; (iii) the FCC or public utility commission, public service commission (or comparable bodies exercising jurisdiction over any of Seller or its business) does not have the action or decision under reconsideration on its own motion and the time for initiating such reconsideration has passed; and (iv) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed. Notwithstanding anything to the contrary herein contained, it shall not be a condition to Buyer's obligations under this Agreement for Seller to obtain each individual required consent (other than any consents of the FCC, any public utility or public service commission (or comparable bodies exercising jurisdiction over Seller or its business)) so long as the failure to obtain any such individual consent would not individually or together with all such other failures to obtain consents have a material adverse effect on the Purchased Assets or their ownership or operation by Buyer or the consummation of the transactions contemplated hereby.

                 (g) Seller shall have delivered to Buyer such deeds, bills of sale and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance





Execution                           - 15 -
reasonably satisfactory to Buyer's counsel, as shall be effective to vest in Buyer good and marketable title in and to the Purchased Assets, free and clear of any Liens, restrictions on transfer and rights of first refusal.

                 (h) Seller shall deliver to Buyer (i) copies of its certificate of incorporation certified by the Secretary of State of the jurisdiction of its incorporation, (ii) copies of its by-laws certified by its secretary, and (iii) certificates of good standing of recent date from the jurisdiction of its incorporation and all jurisdictions in which it is qualified to do business; and (iv) a lien and judgment search in the offices of the Secretaries of State of the states of Colorado, Kansas, Minnesota, New Mexico, Oklahoma, Texas and Utah and in the office of the county clerk of the appropriate counties therein, dated not earlier than fifteen (15) Business Days prior to the Closing Date, the results of which are consistent with the representations of Seller contained herein.

                 (i) Seller, for itself and its Affiliates, officers, directors and shareholders shall have delivered to Buyer documentation (including a general release) in form reasonably satisfactory to Buyer evidencing the release and discharge of any and all claims which it or its Affiliates, partners, officers, directors and shareholders may have against the Purchased Assets.

                 (j) Seller shall have delivered to Buyer a certified copy of the resolution or resolutions duly adopted by its board of directors (and shareholders if required) authorizing the execution, delivery and performance of this Agreement.

                 (k) No statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the United States which would render the consummation of this Agreement unlawful.

                 (l) Seller shall have delivered to Buyer an affidavit certifying as to Seller's non-foreign status in accordance with Section 1445(b)(2) of the Code.

                 (m) The transactions contemplated by each of (i) the Purchase Agreement, of even date herewith, among Buyer, Seller, Triad Texas, L.P., Triad Utah, L.P., Triad Oklahoma, L.P. and Triad Cellular, L.P. and (ii) the Agreement and Plan of Merger, of even date herewith, among Buyer, Seller, Minnesota Cellular Corporation, Triad Investment Minnesota, Inc., Barry B. Lewis, Craig W. Viehweg, Terry E. Purvis, Triad Cellular L.P. and Triad Minnesota, L.P. (the Agreements referred to in clauses (i) and (ii) collectively referred to as the "Purchase Agreements") shall have been consummated, or shall be consummated concurrently herewith, in accordance with the terms of such Purchase Agreements; provided, however, if such Agreement and Plan of Merger shall have been terminated by reason of a Stockholder's Failure (as defined in such Agreement and Plan of Merger), the consummation of the Agreement and Plan of Merger shall not be a condition to the consummation of the transactions contemplated hereby.

         6.02 Conditions to Seller's Obligation. The obligation of Seller to perform, fulfill or carry out its agreements, undertakings and obligations herein made or expressed to be performed, fulfilled or carried out on the Closing Date is and shall be subject to fulfillment of or compliance with, on or prior to the Closing Date, the following conditions precedent, any of which may be waived by Seller, in its sole discretion, in whole or in part:





Execution                            - 16 -

                 (a) Each of Buyer's representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the time of the Closing and shall then be true in all material respects, except for changes contemplated by this Agreement. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing. Seller shall have been furnished with a certificate of Buyer's Chief Executive Officer, Vice Chairman or Senior Vice President, dated the Closing Date, certifying to the fulfillment of the foregoing conditions by Buyer and to the truth and correctness in all material respects, except for changes contemplated by this Agreement, as of the Closing Date, of the representations and warranties of Buyer contained herein.

                 (b) There shall not then be pending by any third party any suit or proceeding to restrain or invalidate this Agreement or the transactions contemplated hereby; provided, however, if Buyer desires to close notwithstanding any such suit or proceeding and agrees to indemnify and hold harmless Seller from any damages, losses, liabilities and expenses (including reasonable attorneys' fees and expenses) incurred by Seller as a result of such suit or proceeding, then Seller shall nevertheless be obligated to consummate the transactions contemplated hereby.

                 (c) Buyer shall have delivered to Seller on the Closing Date the Purchase Price as provided in Section 3.01 hereof.

                 (d) All consents, approvals and actions of third parties, including all approvals from Federal, state and local authorities (including the FCC and all public service commission and public utilities commission or comparable bodies exercising jurisdiction over Seller) as may be required for the valid assignment and transfer by Seller to Buyer of the Purchased Assets shall have been obtained; provided, however, that such consents, approvals and actions need not be Final Orders.

                 (e) Seller shall have been furnished with an opinion of Rubin Baum Levin Constant & Friedman, counsel for Buyer, dated the Closing Date, substantially in the form of Exhibit 6.02(e) annexed hereto.

                 (f) Seller shall have been furnished with a certified copy of the resolution or resolutions duly adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement.

                 (g) No statute, rule or regulation shall have been enacted by any state or Federal government or governmental agency in the United States which would render the consummation of this Agreement unlawful.

                 (h) The waiting periods, if applicable, of the HSR Act shall have expired or been terminated.

                 (i) The transactions contemplated by each of the Purchase Agreements shall have been consummated in accordance with the terms of such Purchase Agreements; provided, however, if such Agreement and Plan of Merger shall have been terminated by reason of a





Execution                         - 17 -

Stockholder's Failure (as defined in such Agreement and Plan of Merger), the consummation of the Agreement and Plan of Merger shall not be a condition to the consummation of the transactions contemplated hereby.

                                   ARTICLE 7

                              SURVIVAL; INDEMNITY

         7.01 Survival of Representations and Warranties. Notwithstanding any investigation or review made at any time by or on behalf of any party hereto, all representations and warranties contained in this Agreement or in the Exhibits annexed hereto or in any of the agreements, certificates or instruments delivered in connection herewith (other than the representations and warranties contained in Section 5.01(g) (the "Title Representations"),
Section 5.01(f) and the first two sentences of Section 5.01(b) and the first sentence of Section 5.02(b) (the "Authorization Representations") and Section 5.01(h) (the "Tax Representations"), shall survive the Closing for a period of one year and one hundred and eighty days after the Closing Date (the "Indemnification Period") and shall thereupon expire together with any right to indemnification (except with respect to any claim for breach of any such representation or warranty for which written notice shall have been given prior to the termination of the Indemnification Period to the party which made such representation or warranty). The Title Representations, the Authorization Representations and the Tax Representations and the liabilities and obligations of Seller under Section 3.05 hereof shall survive the Closing until the expiration of any applicable statutes of limitation, such statutes of limitations period being the Indemnification Period with respect to the Title Representations, the Authorizations Representations and the Tax Representations and the liabilities and obligations of Seller under Sections 3.05 hereof.

         7.02  Seller's  Indemnity.

                 (a) During the Indemnification Period (or thereafter solely with respect to any claim for indemnification for which notice has been given prior to the expiration of the Indemnification Period), in addition to any other indemnification provided for under this Agreement, Seller shall indemnify and hold harmless Buyer and its Affiliates from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, actual damages (but excluding consequential damages), fines, Taxes (including excise and penalty taxes), penalties, costs and expenses (including interest, expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts (whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by Buyer against Seller or asserted by third parties)) (collectively "Losses") incurred or suffered by Buyer and its Affiliates and their respective officers, directors, employees, shareholders, agents and representatives arising out of, resulting from, or relating to:

                          (i)     any breach of any of the representations or
warranties made by Seller in this Agreement or in any agreement, certificate, Exhibit or other instrument delivered by Seller pursuant to this Agreement;





Execution                           - 18 -

                          (ii)    any failure by Seller to perform any of its
covenants or agreements contained in this Agreement or in any agreement, certificate, Exhibit or other instrument delivered by Seller pursuant to this Agreement;

                          (iii)   any and all liabilities of Seller other than
those expressly assumed by Buyer pursuant to Section 3.04 hereof;

                          (iv)    any liabilities arising out of, resulting
from or relating to the liabilities of Seller, or any other member of any affiliated group or "controlled group," within the meaning of Section 414(b),
(c), (m) and (o) of the Code, of which Seller was a member on or prior to the Closing Date which liability exists by reason of Seller having been a member of such affiliated or controlled group, including liabilities relating to (A) the funding, operation, maintenance, administration, amendment or termination of, or the withdrawal or partial withdrawal from, any employee plan relating to any period on or prior to the Closing and including losses arising under Title IV of ERISA, Section 302 of ERISA, Section 412 or 4971 of the Code, (B) compliance with COBRA under Section 4980B of the Code, and (C) environmental matters with respect to any operations of, or properties owned, occupied or operated or formerly owned, leased or operated by, Seller or any other member of an affiliated group or "controlled group" of which Seller was a member prior to the Closing Date; or

                          (v)     any and all of liabilities of Seller for
Taxes.

                 (b)      Notwithstanding anything to the contrary contained in
Section 7.02(a), Seller shall not be required to pay or reimburse Buyer or its Affiliates for Losses pursuant to Seller's indemnification obligation pursuant to Section 7.02 which (when aggregated with any Losses paid to Buyer, or Buyer's Affiliates, by Seller or Seller's Affiliates pursuant to Article 7 of
(i) the Purchase Agreements, or (ii) the Agreement, of even date herewith, between Buyer and TCLP with respect to the acquisition by Buyer of the Texas 1 RSA; the Agreements referred to in clauses (i) and (ii) above being referred to as the "Concurrent Agreements") are in excess of One Hundred Million ($100,000,000) Dollars.

                 (c) Notwithstanding anything to the contrary contained in this Section 7.02, neither Buyer nor its Affiliates shall be entitled to seek indemnification under Section 7.02(a) for any Losses unless the aggregate amount of Buyer's or its Affiliates' Losses in respect of all such matters, when aggregated with the aggregate amount of Buyer's or its Affiliates Losses (as such terms are defined in the Concurrent Agreements) arising under the Concurrent Agreements (as more particularly set forth in Article 7 of the Concurrent Agreements), exceeds $375,000, in which event Buyer and its Affiliates shall be entitled to seek indemnification under this Section 7.02 for the amount of such Losses in excess of $375,000; provided, however, that the foregoing limitation with respect to Buyer's or its Affiliates' right to indemnification shall not be applicable to Losses arising from or relating to (and Buyer and its Affiliates shall be entitled to indemnification for all such Losses commencing with the first dollar of such Losses) any breach of the Title Representations, the Authorization Representations and the Tax Representations and the liabilities and obligations of Seller under Section 3.05 hereof.





Execution                            - 19 -

                 (d) As collateral security for Seller's indemnification obligations under this Agreement and Seller's or its Affiliates' indemnification obligations under the Concurrent Agreements, Seller, or its Affiliates shall deliver, or cause to be delivered to a national bank to be mutually agreed to (the "Escrow Agent") to be held in escrow pursuant to the terms of an Escrow Agreement, in substantially the form of Exhibit 7.02(d) annexed hereto (the "Escrow Agreement"); to be entered into on the Closing Date, at Seller's option either Six Million ($6,000,000) Dollars in cash or Four Hundred Eighty Thousand (480,000) shares of Buyer's Class A Common Stock, no par value ("Shares"), issued in accordance with the Merger Agreement (such cash or shares being referred to herein as the "Escrow Fund"). The Escrow Fund shall be held by the Escrow Agent pursuant to the Escrow Agreement for a period of one (1) year and one hundred eighty (180) days after the Closing Date; provided, however, that on the first anniversary of the Closing Date the Escrow Fund shall be reduced to an amount equal to the lesser of the balance of the Escrow Fund on such first anniversary or 75% (if the Escrow Fund is originally funded with Shares, as measured by Shares) of the original Escrow Fund except to the extent any claims in excess of such reduced amount have been asserted prior to such first anniversary. The Escrow Agreement shall set forth the procedures for Buyer to make any claims against the Escrow Fund, the circumstances under which such Escrow Fund shall be distributed either to Buyer or to Seller and procedures for the Seller to substitute cash in lieu of stock. Nothing contained in this Section 7.02(d) or in the Escrow Agreement shall limit in any way Seller's indemnification obligations under this Agreement or the indemnification obligations of Seller or its Affiliates, as applicable, under the Concurrent Agreements; it being understood that if the Escrow Fund is not sufficient to satisfy such indemnification obligations, Seller and its Affiliates, as applicable, shall (subject to Section 7.02(b) hereof), remain liable for such indemnification obligations as set forth in this Agreement or in the Concurrent Agreements.

         7.03  Buyer's Indemnity.

                 (a) During the Indemnification Period (or thereafter solely with respect to any claim for indemnification for which notice has been given prior to expiration of the Indemnification Period), in addition to any other indemnification provided for under this Agreement, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its respective Affiliates from and against any and all Losses (as defined in Section 7.02, except that reasonable fees and disbursements of counsel, accountants and other experts shall be included whether they relate to claims, actions or causes of action asserted by Seller against Buyer or asserted by third parties) incurred or suffered by Seller and its Affiliates and their respective officers, directors, partners, employees, agents and representatives arising out of, resulting from, or relating to:

                          (i)     any breach of any of the representations or
warranties made by Buyer in this Agreement or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement; and

                          (ii)    any failure by Buyer to perform any of its
covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Buyer pursuant to this Agreement.





Execution                            - 20 -

                 (b) Notwithstanding anything to the contrary contained in this Section 7.03, neither Seller nor its Affiliates shall be entitled to seek indemnification under this Section 7.03 for any Losses unless the aggregate amount of Seller's and its Affiliates' Losses in respect of all such matters, when aggregated with the aggregate amount of Seller's or its Affiliates' Losses (as such terms are defined in the Concurrent Agreements) arising under the Concurrent Agreements (as more particularly set forth in Article 7 of the Concurrent Agreements), exceeds $375,000 in which event Seller and its Affiliates shall be entitled to seek indemnification under this Section 7.03 for the amount of such Losses in excess of $375,000; provided, however, that the foregoing limitation with respect to Seller's right to indemnification shall not be applicable to Losses arising from or relating to (and Seller shall be entitled to indemnification for all such Losses commencing with the first dollar of such Losses) any breach of the representation and warranty set forth in the first sentence of Section 5.02(b) hereof.

         7.04  Procedure.

                 (a) In the event that any party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such party pursuant to this Article 7, the party seeking such indemnification (the "Indemnitee") shall assert a claim for indemnification by giving prompt (in the event of claims arising by reason of the commencement of litigation against an Indemnitee by third parties, in no event later than ten (10) days after service of process, which process expressly indicates a claim for which Indemnitor (as hereinafter defined) may be liable) written notice thereof (the "Notice"), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, to the party providing indemnification (the "Indemnitor") and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. In case any third party claim, action or proceeding (a "Claim") is brought against any Indemnitee, the Indemnitor shall have the right to assume, conduct and control the defense, compromise or settlement thereof, by written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's own expense, and thereupon to prosecute in the name and on behalf of the Indemnitee any available cross-claims, counter-claims or third-party claims arising with respect to the Claim. If the Indemnitor shall assume the defense of such Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, reasonably satisfactory to the Indemnitee, from all liability with respect to such Claim. As long as the Indemnitor is contesting any such Claim in good faith and on a timely basis, the Indemnitee shall not pay or settle any such Claim. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this
Section 7.04 and without limiting the Indemnitor's right to assume, conduct and control the defense, compromise or settlement thereof, the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

                 (b) If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed 30-day period set forth in Section 7.04(a), or shall notify the Indemnitee that it will not assume the defense of any such Claim, then the





Execution                           - 21 -

Indemnitee may assume the defense of any such Claim, in which event it may do so in such manner as it may deem appropriate, and the Indemnitor shall be bound by any determinations made in any litigation with respect to such Claim or any settlement thereof effected by the Indemnitee, provided that any such determinations or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee's claim for indemnification. The failure of the Indemnitor to assume the defense of any Claim shall not be deemed a concession by Indemnitor that it is required to indemnify the Indemnitee for the subject matter of such Claim.

                 (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses for which any party is entitled to indemnification hereunder shall be payable by the Indemnitor as incurred by the Indemnitee. Any payments by any Indemnitor in indemnification hereunder shall be treated as adjustments to the Purchase Price.

         7.05 Indemnification Payments in Cash. All payments by Seller to Buyer or its Affiliates in respect of any indemnification obligation to Buyer or its Affiliates shall be made by Seller in cash or at Seller's option, if the Escrow Fund contains shares of Class A Common Stock, by the delivery to Buyer or its Affiliates of shares of its Class A Common Stock from the Escrow Fund (valuing such shares so delivered at the average closing price on NASDAQ of such shares for the six (6) Business Days immediately preceding the date of the delivery of such shares).

         7.06 Investigations; Waivers. The survival periods and rights to indemnification provided for in this Article 7 shall remain in effect notwithstanding any investigation at any time by or on behalf of any party hereto or any waiver by any party hereto of any condition to such party's obligations to consummate the transactions contemplated hereby.

         7.07 Indemnity Sole Remedy. In the absence of fraud or of a suit seeking specific performance as contemplated by this Agreement, the remedies provided to Seller and to Buyer by the foregoing provisions of this Article 7 shall after the Closing Date be in lieu of any other remedies to which the respective party is entitled at law or in equity for any breach or noncompliance by a party with the provisions of this Agreement.

                                   ARTICLE 8

                                 MISCELLANEOUS

         8.01 Expenses. Each party shall bear its own expenses incident to the negotiation, preparation, authorization and consummation of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants, whether or not such transactions are consummated.

         8.02 Equitable Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms of the provisions or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in





Execution                          - 22 -
equity. Each party agrees that it will not assert, as a defense against a claim for specific performance, that the party seeking specific performance has an adequate remedy at law.

         8.03 Notices. All notices, claims and other communications hereunder shall be in writing and shall be made by hand delivery, registered or certified mail (postage prepaid, return receipt requested), facsimile, or overnight air courier guaranteeing next day delivery (a) if to Buyer, to it at Western Wireless Corporation, 2001 NW Sammamish Road, Issaquah, Washington 98027,
Attention: Alan R. Bender, Esq. (Fax No. 206-313-5547), with a copy (which shall not constitute notice) to Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, New York, New York 10112, Attention: Barry A. Adelman, Esq. (Fax No. 212-698-7825) or (b) if to Seller , to it at 2420 Sand Hill Road, Menlo Park, California 94025, Attention: Barry Lewis (Fax No. 415-854-4512), with a copy (which shall not constitute notice) to Edwards & Angell, 101 Federal Street, Boston, Massachusetts 02110, Attention: Stephen O. Meredith, Esq. (Fax No. 617-439-4170), or at such other address as any party may from time to time furnish to the other parties by a notice given in accordance with the provisions of this Section 8.03. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when receipt confirmed, if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by an overnight air courier service guaranteeing next day delivery.

         8.04 Entire Agreement. This Agreement, together with the Exhibits annexed hereto, contains the entire understanding among the parties hereto concerning the subject matter hereof and may not be changed, modified, altered or terminated except by an agreement in writing executed by the parties hereto. Any waiver by any party of any of its rights under this Agreement or of any breach of this Agreement shall not constitute a waiver of any other rights or of any other or future breach.

         8.05 Remedies Cumulative. Except as otherwise provided herein, each and all of the rights and remedies in this Agreement provided, and each and all of the rights and remedies allowed at law and in equity in like case, shall be cumulative, and the exercise of one right or remedy shall not be exclusive of the right to exercise or resort to any and all other rights or remedies provided in this Agreement or at law or in equity.

         8.06 Governing Law. This Agreement shall be construed in accordance with and subject to the laws and decisions of the State of Washington applicable to Contracts made and to be performed entirely therein.

         8.07 Counterparts. This Agreement may be executed in several counterparts hereof, and by the different parties hereto on separate counterparts hereof, each of which shall be an original; but such counterparts shall together constitute one and the same instrument.

         8.08 Waivers. No provision in this Agreement shall be deemed waived by course of conduct, including the act of Closing, unless such waiver is in writing signed by the parties and stating specifically that it was intended to modify this Agreement.





Execution                           - 23 -

         8.09 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective successors and assigns. Seller shall not have the right to assign this Agreement or any of its rights or obligations hereunder to any Person; provided, however, that Buyer shall have the right to assign this Agreement and its rights and obligations hereunder in accordance with Section 1.02 hereof.

         8.10 Further Assurances. Buyer shall, at the request of Seller, and Seller shall, at the request of Buyer, from time to time, execute and deliver such other assignments, transfers, conveyances and other instruments and documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting complete consummation of this Agreement and the transactions herein contemplated.

         8.11  Disclosures.

                 (a) Each of Buyer and Seller acknowledges and confirms in connection with the negotiation of this Agreement and the execution hereof, during the period from the date hereof through the Closing Date, the parties hereto will have furnished to one another certain materials, information, data and other documentation ("Disclosures") concerning their business, financial condition and operations which are proprietary and confidential. Each party acknowledges the party disclosing such Disclosures considers them secret and confidential and asserts a proprietary interest therein. Accordingly, each of Buyer and Seller covenants and agrees that it shall maintain all Disclosures made by another party in strict confidence and shall not use such Disclosures for its own benefit or disclose them to third parties, except to its agents, representatives, bankers, investment bankers, counsel and employees involved in evaluating the transactions contemplated by this Agreement, or as otherwise required by law (including the requirement of Buyer to disclose such terms under any federal or state securities laws); provided, however, that in no event shall Seller be permitted to disclose the Purchase Price or any information concerning the calculation of the Purchase Price to any other Person (including its employees) unless and until such time as such information otherwise becomes public.

                 (b) No public announcement by any party hereto with regard to the transactions contemplated hereby or the material terms hereof (including the Purchase Price) shall be issued by any party without the mutual prior consent of the other parties, except in the event the parties are unable to agree on a press release and legal counsel for one party is of the opinion that such press release is required by law and such party furnishes the other parties a written opinion of outside legal counsel, or other counsel reasonably acceptable to the party being furnished such opinion, to that effect, then such party may issue the legally required press release.

                 (c) This Agreement shall not restrict any party hereto from using information already known to it, to which it is entitled under existing agreements, or information generally in the public domain or any information coming into its possession after it becomes public knowledge unless it became public knowledge through a breach of this Agreement.





Execution                          - 24 -

         8.12.  Termination.

                 (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned, without further obligation of either Seller or Buyer, at any time prior to the Closing Date as follows:

                          (i)     by mutual written consent duly authorized by
the boards of directors of each of Seller and Buyer; or

                          (ii)    by Seller or by Buyer if the Closing shall
not have occurred on or before the first anniversary of the date hereof, or such later date, if any, as Seller and Buyer shall agree in writing; provided, that the party exercising such right is not in default of its obligations under this Agreement in a manner which results in the failure to satisfy the conditions to Closing of the other parties; or

                          (iii)   by Seller or by Buyer if the consummation of
the transactions contemplated hereby shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction or of the FCC.

                 (b) In the event of a termination of this Agreement, no party hereto shall have any liability or further obligation to any other party to this Agreement except that nothing herein will relieve any party from liability for any breach of this Agreement.

         8.13  Definitions; Etc.

         Unless the context otherwise requires, the terms defined in any Section of this Agreement shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders wherever necessary or appropriate. Whenever the word "herein" or "hereof" is used in this Agreement, it shall be deemed to refer to the Agreement and not to a particular Section of the Agreement unless expressly stated otherwise.





Execution                            - 25 -

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                       WESTERN WIRELESS CORPORATION


                                       By:  /s/ JOHN W. STANTON
                                          ---------------------------------
                                          Title: Chief Executive Officer


                                       TRIAD CELLULAR CORPORATION


                                       By:  /s/ BARRY B. LEWIS
                                           --------------------------------
                                           Title: President